Exhibit 99.1

               Chattem Reports 51% Revenue Growth in the
 Third Quarter; Raises Guidance for Fiscal 2007 and Provides Initial
                       Guidance for Fiscal 2008


    CHATTANOOGA, Tenn.--(BUSINESS WIRE)--September 27, 2007--Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, today reported total revenues in the third fiscal quarter ended August 31, 2007 of $109.0 million, a 51% increase compared to total revenues of $72.0 million in the prior year quarter. Total revenues in the nine months ended August 31, 2007 rose to $322.8 million, an increase of 37% compared to total revenues of $235.4 million in the prior year period. Revenue growth for both periods was driven by the five brands acquired from Johnson & Johnson on January 2, 2007, which include ACT(R), Cortizone-10(R), Unisom(R), Balmex(R) and Kaopectate(R), continued growth of the Gold Bond(R) franchise and the strength of the Icy Hot(R) business.

    Net income for the quarter rose to $16.3 million, compared to $15.2 million for the prior year quarter, and earnings per share were $0.84, compared to $0.81 for the prior year quarter. Net income for the third quarter of fiscal 2007 included a loss on early extinguishment of debt and SFAS 123R employee stock option expense. Net income for the third quarter of fiscal 2006 included a net recovery related to the Dexatrim(R) litigation settlement and SFAS 123R employee stock option expense. As adjusted to exclude these items, net income for the third quarter of fiscal 2007 was $17.5 million, compared to $8.9 million for the prior year quarter, and earnings per share were $0.90 compared to $0.47 for the prior year quarter, a 91% increase.

    Net income for the nine months increased to a record $44.9 million, compared to $40.2 million for the prior year period, and earnings per share were $2.33, compared to $2.07 for the prior year period. Net income for the nine months of fiscal 2007 included a loss on early extinguishment of debt and SFAS 123R employee stock option expense. Net income for the nine months of fiscal 2006 included a loss on early extinguishment of debt, net recoveries related to the Dexatrim litigation settlement and SFAS 123R employee stock option expense. As adjusted to exclude these items, net income for the nine months of fiscal 2007 was $49.3 million, compared to $31.6 million for the prior year period, and earnings per share were $2.56 compared to $1.62 for the prior year period, a 58% increase.

    "The third quarter proved to be another impressive quarter with total revenues up 51%, adjusted earnings per share up 91% and EBITDA up a significant 102%," said President and Chief Operating Officer Bob Bosworth. "We are very pleased with our results for the quarter led by strong performances from our six largest brands. We have successfully integrated the acquired brands and are well positioned to capitalize on the continued strength of our business."

    KEY HIGHLIGHTS

    -- Revenue growth for the quarter was led by the five acquired brands as well as strong performances from Gold Bond, Icy Hot and Selsun Blue(R). Offsetting these increases were a reduction in sales of Icy Hot Pro-Therapy(R) and, due to increased competition in the weight loss category, a decrease in sales of Dexatrim. Excluding the impact of the acquired brands and Icy Hot Pro-Therapy, total revenues increased 4% in the third quarter of fiscal 2007 compared to the prior year quarter. If the impact of Dexatrim is also excluded, total revenues increased 9% in the third quarter of fiscal 2007 compared to the prior year quarter.

    -- Revenue growth for the first nine months was driven by the five acquired brands, continued growth of the Gold Bond business along with increases in the Icy Hot franchise. Offsetting these increases were a reduction in sales of Icy Hot Pro-Therapy and a decline in sales of Dexatrim. Excluding the impact of the acquired brands and Icy Hot Pro-Therapy, total revenues increased 5% in the first nine months of fiscal 2007 compared to the prior year period. If the impact of Dexatrim is also excluded, total revenues increased 7% in the first nine months of fiscal 2007 compared to the prior year period.

    -- Gross margin for the quarter rose to 69.9%, compared to 69.1% for the prior year quarter, and 69.4% for the nine months, compared to 68.8% for the prior year period. The increases in gross margin are primarily attributable to product mix including, most notably, a reduction in sales of lower margin Icy Hot Pro-Therapy.

    -- Advertising and promotion expense (A&P) for the quarter increased by $4.2 million to $27.8 million, or 25.5% as a percentage of total revenues, and rose by $10.6 million to $86.2 million, or 26.7% of total revenues, for the nine months.

    -- Selling, general and administrative expenses (SG&A) decreased to 14.3% of total revenues for the quarter, compared to 15.1% for the prior year quarter, and to 13.3% of total revenues for the nine months, compared to 14.4% for the prior year period. The decrease as a percentage of revenues was attributable to increased revenue without commensurate increases in SG&A, reflecting the Company's ability to leverage its operating infrastructure.

    -- Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 102% to $35.8 million, or 32.8% of total revenues, for the quarter and increased 70.0% to $101.7 million, or 31.5% of total revenues, for the nine months.

    -- The Company's effective tax rate increased to 35.0% for the nine months as a result of an increase in domestic taxable income, which is taxed at a higher statutory rate than foreign taxable income.

    -- Since acquiring the five brands on January 2, 2007, the Company has reduced total debt by $46.7 million to $523.8 million as of August 31, 2007. During that same period, the Company funded the purchase of a net bond hedge of $12.1 million in connection with the issuance of the 1.625% senior convertible notes in April 2007; acquired the ACT business in Western Europe and the worldwide trademark rights to ACT for $4.1 million; and repurchased 380,129 shares of the Company's common stock for $22.3 million, or an average cost of $58.56 per share.

    FISCAL 2007 GUIDANCE

    Based on our strong performance in the first nine months, the successful integration of the acquired brands and the continued strength of our key brands, the Company currently expects earnings per share for fiscal 2007 to be in the range of $3.15 - $3.25 as compared to the earlier estimate of $3.00 to $3.19, in each case excluding stock option expense under SFAS 123R and loss on debt extinguishment. Stock option expense under SFAS 123R for fiscal 2007 is estimated to be $0.19 per share.



  FY2007 EPS Guidance
----------------------------------------------------------------------
                                Excluding stock option expense under
                                 SFAS 123R and loss on debt
        $3.15 - $3.25            extinguishment
----------------------------------------------------------------------
                                Including stock option expense under
        $2.96 - $3.06            SFAS 123R
----------------------------------------------------------------------
 Previous FY2007 EPS Guidance
----------------------------------------------------------------------
                                Excluding stock option expense under
                                 SFAS 123R and loss on debt
        $3.00 - $3.19            extinguishment
----------------------------------------------------------------------
                                Including stock option expense under
        $2.81 - $3.00            SFAS 123R
----------------------------------------------------------------------


    FISCAL 2008 GUIDANCE

    "With an innovative lineup of new products for fiscal 2008, the ability to delever with strong operating cash flows and continued gross margin improvement as we bring manufacturing of certain of the acquired brands in house, we remain very optimistic about the Company's prospects for revenue and earnings growth in fiscal 2008 and beyond," commented Chairman and Chief Executive Officer Zan Guerry. "We expect continued strong sales growth in fiscal 2008 behind our new products and record levels of planned advertising support for our key brands. At the same time, we currently expect earnings per share to grow rapidly to the guidance level of $3.90 to $4.10 per share, excluding stock option expense under SFAS 123R and loss on debt extinguishment, as we leverage our operating structure and delever our balance sheet. Stock option expense under SFAS 123R for fiscal 2008 is estimated to be $0.21 per share."



  FY2008 EPS Guidance
----------------------------------------------------------------------
                         Excluding stock option expense under SFAS
     $3.90 - $4.10        123R and loss on debt extinguishment
----------------------------------------------------------------------
                         Including stock option expense under SFAS
     $3.69 - $3.89        123R
----------------------------------------------------------------------


    NON-GAAP FINANCIAL MEASURES

    In addition to presenting financial results in accordance with generally accepted accounting principles, or GAAP, this earnings release also presents certain non-GAAP financial measures, including adjusted net income, adjusted earnings per share and EBITDA. A reconciliation of adjusted net income and EBITDA to net income reported in accordance with GAAP for the third quarter and nine month year to date periods of fiscal 2007 and 2006 is provided in the unaudited consolidated statements of income attached hereto. Chattem believes these non-GAAP financial measures provide both management and investors with additional insight into the Company's operational strength and ongoing operating performance. These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP. See the accompanying Form 8-K under which this earnings release is furnished to the Securities and Exchange Commission for further discussion of the utility of these non-GAAP measures and the purposes for which they are used by management.

    FORWARD LOOKING STATEMENTS

    Statements in this press release which are not historical facts, including, without limitation, statements in the Fiscal 2007 and Fiscal 2008 Guidance sections of this release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions, including those described in our filings with the Securities and Exchange Commission, that could cause actual outcomes and results to differ materially from those expressed or projected.

    WEBCAST

    Chattem will provide an online Web simulcast and rebroadcast of its fiscal third quarter 2007 conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com today, Thursday, September 27, 2007 beginning at 9:00 a.m. ET. The online replay will follow shortly after the call and be available through October 4, 2007. Please note that the webcast requires Windows Media Player. For additional information please contact Catherine Baker, Investor Relations at 423-821-2037 ext. 3209.

    About Chattem

    Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company's portfolio of products includes well-recognized brands such as Icy Hot, Gold Bond, Selsun Blue, ACT, Cortizone-10 and Unisom. Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada. For more information, please visit the Company's website: www.chattem.com.



                            CHATTEM, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)
                             (Unaudited)

                                    For the             For the
                               Three Months Ended  Nine Months Ended
                                   August 31,          August 31,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

REVENUES:
   Net sales                   $108,880  $ 71,947  $322,574  $235,276
   Royalties                         85        58       186       164
                               --------- --------- --------- ---------
      Total revenues            108,965    72,005   322,760   235,440

COSTS AND EXPENSES:
   Cost of sales                 32,793    22,238    98,868    73,312
   Advertising and promotion     27,760    23,607    86,211    75,575
   Selling, general and
    administrative               15,619    10,855    42,516    33,974
   Litigation settlement              -   (10,800)        -   (19,305)
   Acquisition expenses               -         -     2,057         -
                               --------- --------- --------- ---------
      Total costs and expenses   76,172    45,900   229,652   163,556
                               --------- --------- --------- ---------

INCOME FROM OPERATIONS           32,793    26,105    93,108    71,884
                               --------- --------- --------- ---------

OTHER INCOME (EXPENSE):
   Interest expense              (7,147)   (3,018)  (22,702)   (8,318)
   Investment and other
    income, net                     199       188     1,258       616
   Loss on early
    extinguishment of debt         (414)        -    (2,633)   (2,805)
                               --------- --------- --------- ---------
      Total other income
       (expense)                 (7,362)   (2,830)  (24,077)  (10,507)
                               --------- --------- --------- ---------

INCOME BEFORE INCOME TAXES       25,431    23,275    69,031    61,377

PROVISION FOR INCOME TAXES        9,119     8,046    24,161    21,175
                               --------- --------- --------- ---------

NET INCOME                     $ 16,312  $ 15,229  $ 44,870  $ 40,202
                               ========= ========= ========= =========


DILUTED SHARES OUTSTANDING       19,409    18,912    19,273    19,468
                               ========= ========= ========= =========


NET INCOME PER COMMON SHARE
 (DILUTED)                     $   0.84  $   0.81  $   2.33  $   2.07
                               ========= ========= ========= =========


----------------------------------------------------------------------

NET INCOME (EXCLUDING DEBT
 EXTINGUISHMENT, SFAS 123R
 EXPENSE AND LITIGATION
 SETTLEMENT ITEMS PER COMMON
 SHARE (DILUTED)):

Net income                     $ 16,312  $ 15,229  $ 44,870  $ 40,202
Add:
   Loss on early
    extinguishment of debt          414         -     2,633     2,805
   SFAS 123R expense              1,490     1,130     4,122     3,322
   Litigation settlement items        -   (10,800)        -   (19,305)
   Benefit from (provision
    for) income taxes              (690)    3,343    (2,364)    4,546
                               --------- --------- --------- ---------

Net income (excluding debt
 extinguishment, SFAS 123R
 expense and litigation
 settlement items)             $ 17,526  $  8,902  $ 49,261  $ 31,570
                               ========= ========= ========= =========

Net income (excluding debt
 extinguishment, SFAS 123R
 expense and litigation
 settlement items) per common
 share (diluted)               $   0.90  $   0.47  $   2.56  $   1.62
                               ========= ========= ========= =========

----------------------------------------------------------------------

EBITDA RECONCILIATION
 (EXCLUDING LITIGATION
 SETTLEMENT ITEMS):

Net income                     $ 16,312  $ 15,229  $ 44,870  $ 40,202
Add:
   Provision for income taxes     9,119     8,046    24,161    21,175
   Interest expense, net
    (includes loss on early
    extinguishment of debt)       7,362     2,830    24,077    10,507
   Depreciation and
    amortization (including
    SFAS 123R expense, less
    amounts included in
    interest)                     2,991     2,411     8,588     7,259
                               --------- --------- --------- ---------
EBITDA                         $ 35,784  $ 28,516  $101,696  $ 79,143
   Litigation settlement items        -   (10,800)        -   (19,305)
                               --------- --------- --------- ---------
EBITDA (excluding litigation
 settlement items)             $ 35,784  $ 17,716  $101,696  $ 59,838
                               ========= ========= ========= =========

Depreciation & amortization
 (including SFAS 123R expense) $  3,672  $  2,578  $ 10,583  $  7,661
Capital expenditures           $  2,223  $  1,466  $  3,830  $  3,557

----------------------------------------------------------------------

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.




                            CHATTEM, INC.
                   SELECTED SUMMARY FINANCIAL DATA
                            (In thousands)
                             (Unaudited)

SELECTED INCOME STATEMENT DATA:

The following table sets forth, for the periods indicated, certain items from our Consolidated Statements of Income expressed as a percentage of total revenues:

                                  For the               For the
                            Three Months Ended     Nine Months Ended
                           --------------------- ---------------------
                           August 31, August 31, August 31, August 31,
                              2007       2006       2007       2006
                           ---------- ---------- ---------- ----------

TOTAL REVENUES                   100%       100%       100%      100%
                           ---------- ---------- ---------- ----------

COSTS AND EXPENSES:
  Cost of sales                 30.1       30.9       30.6      31.2
  Advertising and
   promotion                    25.5       32.8       26.7      32.1
  Selling, general and
   administrative               14.3       15.1       13.3      14.4
  Litigation settlement            -      (15.0)         -      (8.2)
  Acquisition expenses             -          -        0.6         -
                           ---------- ---------- ---------- ----------
    Total costs and
     expenses                   69.9       63.8       71.2      69.5
                           ---------- ---------- ---------- ----------

INCOME FROM OPERATIONS          30.1       36.2       28.8      30.5
                           ---------- ---------- ---------- ----------

OTHER INCOME (EXPENSE):
  Interest expense              (6.6)      (4.2)      (7.0)     (3.5)
  Investment and other
   income, net                   0.2        0.3        0.4       0.3
  Loss on early
   extinguishment of debt       (0.4)         -       (0.8)     (1.2)
                           ---------- ---------- ---------- ----------
     Total other income
      (expense)                 (6.8)      (3.9)      (7.4)     (4.4)
                           ---------- ---------- ---------- ----------

INCOME BEFORE INCOME TAXES      23.3       32.3       21.4      26.1

PROVISION FOR INCOME TAXES       8.4       11.2        7.5       9.0
                           ---------- ---------- ---------- ----------

NET INCOME                      14.9%      21.1%      13.9%     17.1%
                           ========== ========== ========== ==========

----------------------------------------------------------------------

SELECTED BALANCE SHEET     August 31, August 31,
 DATA:                        2007       2006
                           ---------- ----------

Cash and cash equivalents   $ 13,069   $ 29,043
Accounts receivable, net    $ 42,755   $ 29,789
Inventories                 $ 35,270   $ 28,903
Accounts payable and
 accrued liabilities        $ 47,291   $ 23,149

Senior bank debt            $191,250   $ 53,500
Subordinated debt            332,500    107,500
                           ---------- ----------
Total debt                  $523,750   $161,000
                           ========== ==========

----------------------------------------------------------------------

SELECTED CASH FLOW DATA:          For the               For the
                            Three Months Ended     Nine Months Ended
                           --------------------- ---------------------
                           August 31, August 31, August 31, August 31,
                              2007       2006       2007       2006
                           ---------- ---------- ---------- ----------

Shares repurchased               380        573        380     1,172
Cash paid for share
 repurchases                $ 22,260   $ 18,000    $22,260   $39,332

----------------------------------------------------------------------

SUMMARY OF NET SALES:

Net sales by domestic product category and total international for the third quarter of fiscal 2007, as compared to the corresponding period in fiscal 2006, were as follows:
                                                  Increase (Decrease)
                                                 ---------------------
                              2007       2006      Amount   Percentage
                           ---------- ---------- ---------- ----------
Topical pain care
 products(i)                $ 23,548   $ 21,767    $ 1,781         8%
Medicated skin care
 products                     32,678     17,340     15,338        88%
Medicated dandruff
 shampoos                      8,770      7,798        972        12%
Oral care products            13,042      1,601     11,441       715%
Internal OTC's                12,967      3,550      9,417       265%
Dietary supplements            6,710      9,934     (3,224)      (32%)
Other OTC and toiletry
 products                      3,046      4,321     (1,275)      (30%)
                           ---------- ---------- ----------

Total Domestic               100,761     66,311     34,450        52%
International revenues
 (including royalties)         8,204      5,694      2,510        44%
                           ---------- ---------- ----------

Total Revenues              $108,965   $ 72,005    $36,960        51%
                           ========== ========== ==========


Net sales by domestic product category and total international for the nine months of fiscal 2007, as compared to the corresponding period in fiscal 2006, were as follows:
                                                  Increase (Decrease)
                                                 ---------------------
                              2007       2006      Amount   Percentage
                           ---------- ---------- ---------- ----------
Topical pain care
 products(i)                $ 75,700   $ 82,605    $(6,905)       (8%)
Medicated skin care
 products                     92,105     49,620     42,485        86%
Medicated dandruff
 shampoos                     27,406     28,075       (669)       (2%)
Oral care products            35,260      4,919     30,341       617%
Internal OTC's                33,430      9,143     24,287       266%
Dietary supplements           21,564     27,696     (6,132)      (22%)
Other OTC and toiletry
 products                     16,136     14,849      1,287         9%
                           ---------- ---------- ----------

Total Domestic               301,601    216,907     84,694        39%
International revenues
 (including royalties)        21,159     18,533      2,626        14%
                           ---------- ---------- ----------

Total Revenues              $322,760   $235,440    $87,320        37%
                           ========== ========== ==========

(i) Includes Icy Hot Pro-Therapy sales



    CONTACT: Chattem, Inc.
             Catherine Baker, Investor Relations, 423-822-3209